Exhibit 10.56(b)

2005 Management Incentive Plan

SIRVA, Inc.

January 2005

Section 1 - Plan Overview & Purpose

SIRVA, Inc (“SIRVA”) strives to provide its associates with competitive salaries and benefits as a total compensation package.  SIRVA has established the SIRVA, Inc. Management Incentive Plan (the “MIP Plan”) to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.  In addition to a competitive compensation package, this SIRVA 2005 Management Incentive Plan (the “2005 Plan”) has been established under the MIP Plan to improve accountability for results and to supplement SIRVA’s competitive compensation packages with an Incentive Award for those Participants who deliver on specific quantitative and qualitative targeted goals and objectives during 2005.  All Incentive Awards under the 2005 Plan shall be paid from the general assets of SIRVA.  This 2005 Plan is subject to the terms and conditions of the MIP Plan.

Section 2  – Plan Definitions

As used in the 2005 Plan, the following terms, when capitalized, shall have the meanings set forth below in this Section 2.  Other capitalized terms used herein without definition shall have the respective meanings set forth in the MIP Plan.

Section 2.01.  Actual Award Percentage or Pay-out Percentage means the percentage of pay-out, if any, determined for each Performance Measurement in the 2005 Incentive Year based upon actual results of each such Performance Measurement in relation to Target Performance Levels established by the Compensation Committee (as set forth in Table A, which is attached hereto and incorporated herein by reference) and the weight given to each such Performance Measurement as determined by the Compensation Committee (as set forth in Table B which is attached hereto and incorporated herein by reference).

Section 2.02.  Average Base Salary means the weighted average of the Participant’s base salary for the 2005 Incentive Year, which has been prorated for any base salary changes based on the number of days at each such base salary level.  Average Base Salary excludes bonuses, incentives, awards, commissions, disability and salary continuation benefits, perquisites, fringe benefits or other imputed income.

Section 2.03.  Award Dollar Maximum means the maximum amount of an Incentive Award a Participant is eligible to receive under this 2005 Plan.  A Participant’s Award Dollar Maximum amount is determined by multiplying the Participant’s Award Percentage Maximum by the Participant’s Average Base Salary.

Section 2.04.  Award Percentage Maximum means the maximum percentage level of participation established for each Participant under the 2005 Plan.  Award Percentage Maximum is generally established by the participant’s salary band level, but is subject to change in the sole discretion of the Compensation Committee.

Section 2.05.  Business Segment is the major business segment or support function of SIRVA through which a Participant is employed.  For purposes of this 2005 Plan, the following are considered Business Segments of SIRVA: Relo Services, NA Moving Services Europe Moving, AP Moving, Network Services, and SIRVA, Inc.  SIRVA, Inc. will be the performance measure for all the function groups.

Section 2.06.  Cash Generation is a SIRVA Performance Measurement under this 2005 Plan that is measured by Operating Funds Flow.

Section 2.07.  Discretionary Plan Pool is a pool that is accumulated by adding .10 cents for every $1.00 above the SIRVA, Inc. target EBIT performance level maximum.  Any payments from the Pool will be at the discretion of the Compensation Committee in consultation with the Chairman and CEO.

Section 2.08.  Earnings Growth is a SIRVA Performance Measurement under this 2005 Plan that is measured by SIRVA’s EBIT performance.

Section 2.09.  EBIT means earnings from all foreign and domestic SIRVA-Controlled Companies before interest, and taxes.

Section 2.10.  2005 Incentive Year means the performance period beginning on January 1, 2005 and ending on December 31, 2005.

Section 2.11.  Incentive Award means the amount payable to a Participant under the 2005 Plan for the 2005 Incentive Year.  This amount is determined by multiplying the Participant’s Actual Award Percentage for the 2005 Incentive Year times the Participant’s Average Base Salary paid during the 2005 Incentive Year, subject to deductions resulting from any of the following: i) failure of SIRVA to achieve its Earnings Growth & Cash Generation Targets; ii) failure of the Participant’s Business Segment in achieving its Earnings Growth & Cash Generation Targets; iii) failure of a Participant to fully achieve the Leadership and Strategic Initiatives established for the Participant; and, iv) failure of the Participant to otherwise perform at the expected level established for the Participant by the Company, in each case as determined by the Compensation Committee in its sole discretion.

Section 2.12.  Leadership and Strategic Initiativesis a Performance Measurement under this 2005 Plan that measures the accomplishment of certain pre-approved Leadership and Strategic Initiatives for a respective Participant’s business segment or function during the 2005 Incentive Year.  Strategic Initiatives shall be established for each Participant’s business unit or function in accordance with Section 4.04 of this 2005 Plan.  In addition, the Participant will be evaluated on his/her demonstration of Leadership traits and values in completion of the job.

Section 2.13.  Minimum Performance Level or Minimum means the threshold level of performance established by the Compensation Committee for each SIRVA Performance Measurement during the 2005 Incentive Year, as set forth in Table A.

Section 2.14 Minimum Incentive Payout means that the Plan will not pay an Incentive Award if the gross amount of the Incentive Award otherwise payable is less than $100.00

Section 2.15.  Operating Funds Flow (OFF) is a financial measure used to determine the amount of cash required to operate the business on a day-to-day basis.  OFF takes into account EBITDA, changes in working capital including accounts payable and receivable, changes in assets and liabilities including equipment, salaries and benefits and investing activities including the purchase equipment.

Section 2.16.  Participant means a regular employee of a SIRVA-Controlled Company who satisfies the requirements for eligibility under Section 3 of this 2005 Plan.  Notwithstanding the foregoing, employees covered under other incentive/commission or bonus plans shall not be eligible to participate in the 2005 Plan:  In addition, individuals classified as independent contractors or temporary employees are not eligible to participate.

Section 2.17.  Performance Measurements for the 2005 Incentive Year means Earnings Growth, Cash Generation and Leadership and Strategic Initiatives.

Section 2.18.  SIRVA-Controlled Companies means North American Van Lines, Inc. (“NAVL”), and any direct or indirect subsidiaries of NAVL, including, but not limited to, Allied Van Lines, Inc., SIRVA Relocation, LLC and ALNAV Platinum Group, Inc., and any other corporation in which the Company owns, directly or indirectly, stock representing 80% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 80% or more of the total combined equity interests in such organization.

Section 2.19.  Target Performance Level or Target means the budgeted level of performance established for each Performance Measurement during the 2005 Incentive Year, as set forth in Table A.

 Section 2.20.  Total Plan Pay-out or Total Plan Pool is the combination of each individual Performance Measurement Pay-out Percentage in the 2005 Incentive Year based upon SIRVA’s actual performance for the 2005 Incentive Year.  Once calculated, the Total Plan Pay-out or Total Plan Pool will be allocated by the Compensation Committee, in its sole discretion, to the Business Segments based upon any such Business Segment’s accomplishments of its own Earnings Growth target.  The Total Plan Pay-out for Cash Generation will be based on achievement of the SIRVA overall cash target and certain subjective criteria (see exhibit) and Business Segment Cash goals.  Once received by the Business Segment, each such Business Segment Leader in accordance with Section 4 will allocate such Business Segment’s share of the Total Plan Pool of funds to Participants, subject to final approval by the Compensation Committee.

Section 3 - Eligibility

For the 2005 Incentive Year, an associate employed by a U.S. based SIRVA-Controlled Company who is: i) within the senior professional salary band or higher (e.g., a senior executive, senior vice president, senior professional, executive vice president or director); and ii) not participating in another incentive plan or bonus program for the 2005 Incentive Year (unless that other plan or program specifically provides that the incentive or bonus payable is in addition to any Incentive Award payable under the 2005 Plan; and iii) not covered by any collective bargaining agreement (unless that agreement specifically provides for participation), shall be eligible to participate in the 2005 Plan, but subject to the 2005 Plan’s terms and conditions.  In addition to the foregoing, the Compensation Committee (or its delegate), may, in its sole discretion, extend participation under this 2005 Plan to any other employee of a SIRVA-Controlled Company, including, without limitation, key associates employed by a SIRVA-Controlled Company based outside the United States.  Where such discretion is exercised to extend participation under this 2005 Plan to such key associates, the Company reserves the right to terminate that participation at any time.

Section 4 – Incentive Awards

The 2005 Plan has specific, quantifiable Earnings Growth and Cash Generation performance goals for SIRVA.  The 2005 Plan also includes demonstrated Leadership values and Strategic Initiatives for each Participant.  A one-over-one evaluation process will be used to determine if a Participant’s performance has achieved the targeted goals for Leadership and Strategic Initiatives.

Section 4.01. General Threshold

a)              Subject to the terms of the 2005 Plan, a Participant shall be eligible to receive an Incentive Award for the 2005 Incentive Year, calculated in accordance with this Section, provided that SIRVA EBIT exceeds the Minimum Performance Level described in Section 4.02.  If, and only if, the Minimum Performance Level for SIRVA EBIT has been satisfied, will Participants become eligible for Incentive Awards, subject to the terms of this 2005 Plan.

b)              If SIRVA achieves the Minimum Performance Level as described in Section 4.01(a) above, the total pool available for distribution to Participants is based on each Business Segment’s individual EBIT and SIRVA, Inc. OFF performance against established targets.  Each portion of the awards calculation – EBIT, OFF, Leadership and Strategic Initiatives is determined separately.  Thus, a Business Segment could receive the portion of its award attributable to SIRVA, Inc. OFF and not receive anything for EBIT.  Alternatively, a Business Segment could receive all or a portion of its award for EBIT and not SIRVA, Inc. OFF.

c)              (i)            The Compensation Committee shall allocate the Total Plan Pool to each of the Business Segments based upon the Earnings Growth (EBIT) accomplishments of each such segment relative to their established Targets.  For purposes of determining the allocation to the corporate support functions, the allocation shall be based upon SIRVA Earnings Growth and Cash Generation Performance Measurement results.  The determination of the Compensation Committee shall be conclusive and final.  The formulas and procedures for calculating the Performance Measurement results are described below in Sections 4.02 (earnings Growth), 4.03 (Cash Generation) and 4.04 (Leadership and Strategic Initiatives).

(ii)        Subject to adjustment and final approval by the Compensation Committee (or its delegate where appropriate), the Business Segment leader shall determine the Incentive Award for each Participant within his/her Business Segment in accordance with the terms of the 2005 Plan.  Before establishing the Incentive Award, the Business Segment leader shall assess each Participant’s Leadership performance as well as each Participant’s contribution towards the achievement of the Strategic Initiatives established for each such Participant’s Business Segment.  Once the Business Segment leader has evaluated the Participant’s individual performance, the Business Segment leader shall establish an Incentive Award for such Participant commensurate with such level of performance using the Business Segment allocated Total Plan Pool funds, as well as the Participant’s respective Target Award Percent as a guideline.  A similar process will be followed by the CEO with respect to Business Segment Leaders and by the Chairman with respect to the CEO, in both instances subject to final approval by the Compensation Committee.

d)             In the event a Participant was not eligible for participation in the 2005 Plan for the entire 2005 Incentive Year, the amount of the Incentive Award shall be determined in accordance with Sections 4.05 or 4.06 hereof.  In addition, the Participant’s Business Segment will determine the Earnings Growth and SIRVA, Inc. will determine Cash Generation actual award.  Actual Award Percentages can vary by Business Segment.

Section 4.02. Earnings Growth.  SIRVA must achieve its 2005 EBIT target in order for there to be any Incentive Award under this 2005 Plan. If the 2005 minimum EBIT target is reached, the bonus EBIT financial award will be calculated based on each Business Segment’s performance against its individual Business Segment targets.  The Pay-out Percentage is capped at 100% of the established Earnings Growth. The following formula shall be used by SIRVA in calculating the Earnings Growth Pay-out Percentage:

(Actual EBIT – Minimum EBIT Target)
(Maximum Target EBIT – Minimum Target EBIT)

Section 4.03. Cash Generation.  If SIRVA achieves the Minimum Performance Level for the 2005 Incentive Year, the Cash Generation Performance Measurement is based 50% upon SIRVA achieving the Minimum Performance Level and 50% on subjective Cash criteria and Business Segment’s performance against its individual OFF Business Segment targets.  The Pay-out Percentage is capped at 100% of the Target Performance Level.  The following formula shall be used by SIRVA in calculating the first 50% of the OFF Pay-Out Percentage:

(Actual OFF– Minimum OFF Target)
(Maximum Target OFF – Minimum Target OFF)

The Compensation Committee, in its sole discretion, and after taking into account the CEO’s recommendation, will determine the second 50%.  There is no formulaic calculation for this portion of the Cash Generation Performance Measurement.

Section 4.04.                         Leadership and Strategic Initiatives. A Participant’s performance during the 2005 Incentive Year will be evaluated based upon the successful completion of the established Leadership and Strategic Initiatives for the Participant’s Business Segment for the 2005 Incentive Year.  The established Leadership and Strategic Initiatives for each Participant’s Business Segment should be targeted, quantifiable, and/or otherwise measurable and shall be set forth in a Performance Partnering Assessment form, which, once approved, shall be incorporated into this 2005 Plan by this reference.  The Compensation Committee can make an adjustment (either higher or lower) to any Leadership and Strategic Initiative assessment made by a Business Segment Leader.  The Leadership and Strategic Initiative Performance Measurement can exceed the capped Target Performance Level by an additional 10% based on the discretion described previously.

Section 4.05. Partial Year Participation.  Participants that are hired, promoted, demoted, transferred, or otherwise moved to a different salary band level during the 2005 Incentive Year will be eligible on a pro-rated basis for the portion of the 2005 Incentive Year the associate fell within each such respective eligible salary band level.  Participants must be hired or promoted into an eligible band level before December 1, 2005.  Pro-rations will be calculated on a daily basis.  The Incentive Award, if any, will be based upon the Participant’s Average Base Salary as of the end of the 2005 Incentive Year.  For example, a Participant transferring to a non-participating SIRVA company or a non-eligible position within SIRVA for the final six (6)

months of the 2005 Incentive Year will only be eligible for 50% of the Incentive Award otherwise payable and such Incentive Award will be based upon the Participant’s Average Base Salary during the entire 2005 Incentive Year.

Section 4.06. Termination.  Except as otherwise set forth herein, any Participant who leaves employment with SIRVA for any reason prior to the payment of any Incentive Award shall not be eligible nor will such Participant be considered to have earned any Incentive Award for the 2005 Incentive Year.  An award will be made to a Participant who participated in the 2005 Plan during the 2005 Incentive Year for the entire year, and who, between the end of the 2005 Incentive Year and the time when Incentive Awards for the 2005 Incentive Year are paid by SIRVA, retires at the normal retirement age of 65 or whose employment terminates as a result of death or disability.  In the event of the death of a Participant during the 2005 Incentive Year, the Compensation Committee, in its discretion, may grant an Incentive Award.

Section 5.  Payment

If an Incentive Award becomes payable for the 2005 Incentive Year, the payment of the Incentive Award will be made, less the appropriate payroll deductions, on or before March 15, 2006.  All payments are to be made in cash and are not eligible for deferral under this 2005 Plan, but may be deferred under the SIRVA Executive Deferred Compensation Plan, the SIRVA Employee Retirement Savings Plan, the SIRVA, Inc. Omnibus Stock Incentive Plan or any other plan allowing for deferral of compensation maintained by SIRVA or a SIRVA Controlled-Company, subject to the terms and conditions of such plan documents.

In all cases, eligibility to receive an Incentive Award, the amount of any Incentive Award and the portion paid will be determined and approved by the Compensation Committee or its delegate, as appropriate, in its sole discretion.

Section 6.  Taxes

Any Incentive Award that is received by a Participant under the 2005 Plan is taxable as ordinary income in the year of payment and subject to payroll taxes and withholding. SIRVA reserves the right to withhold any federal, state or local, domestic or foreign taxes as required by law or regulation or as SIRVA deems appropriate from any Incentive Payments that it makes to Participants hereunder.   FICA tax will be due in the year that the Incentive Award is paid.

Table A – 2005 Incentive Year Target Performance Levels

		EBIT		Operating Funds Flow (OFF)
Business Segment		Min	Max	Min	Max
1	Relocation Services	$60.0	$70.0
2	NA Moving	37.0	42.0
3	Europe Moving	3.0	7.0
4	A/P Moving	10.0	12.0
5	Network Services	23.0	26.0
Memo	Corporate Costs,	(8.0)	(8.0)
Memo	Europe Restructuring	(9.0)	(9.0)
6	Total Sirva, Inc	$116.0	$140.0	$75.0	$90.0*

* Less corporate actions

Table B1 – 2005 Incentive Year Metrics and Weightings

Applies to: Relocation Services, NA Moving Services, Europe Moving and SIRVA, Inc.

Metrics & Weighting

EBIT	70%

Cash	20%

Strategic/Leadership	10%

Table B2 – 2005 Incentive Year Metrics and Weightings

Applies to: A/P Moving and Network Services

EBIT	60%

Cash	30%

Strategic/Leadership	10%